Certificate of Correction

to

articles of AMENDMENT AND RESTATEMENT

TEMPLETON GROWTH FUND, INC.

Templeton Growth Fund, Inc., a Maryland corporation (which is hereafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (which is hereafter referred to as the “SDAT”) that:

FIRST:            The title of the document being corrected by this Certificate of Correction is the Articles of Amendment and Restatement that was filed with and accepted for record by the SDAT on October 16, 2000 (the “Articles of Amendment and Restatement”).

SECOND:       The name of the party to the Articles of Amendment and Restatement was Templeton Growth Fund, Inc.

THIRD:           The Articles of Amendment and Restatement were filed for record with the SDAT on October 16, 2000.

FOURTH:       As previously filed, the first paragraph of Article SIXTH, Section 4 of the Articles of Amendment and Restatement stated:

“4.  Classes and Series – General.  The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of each class or series of stock of the Corporation shall be as follows, unless otherwise provided in the Articles Supplementary to these Articles, whether dated before or after the effective date of this provision:”

The first paragraph of Article SIXTH, Section 4 of the Articles of Amendment and Restatement is hereby corrected to state:

“4.  Classes and Series – General.  The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of each class or series of stock of the Corporation shall be as follows:”

FIFTH:            As previously filed, the Articles of Amendment and Restatement did not include an Article SIXTH, Section 4(m).

The Articles of Amendment and Restatement are hereby corrected to add the following as Article SIXTH, Section 4(m):

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“m.  Class Charges, Etc.  Each class of shares (including fractional shares) may be subject to an initial sales charge and service and/or distribution fee pursuant to the terms of the issuance of such shares, and the proceeds of the redemption of each class of shares (including fractional shares) may be reduced by the amount of any contingent deferred sales charge payable on such redemption pursuant to the terms of the issuance of such shares, as set forth in the Corporation’s then-current registration statement on Form N-1A pursuant to the Securities Act of 1933 and the 1940 Act (the “Registration Statement”), and determined in accordance with the applicable provisions of the 1940 Act and the rules and the regulations of the National Association of Securities Dealers, Inc.”

SIXTH:           As previously filed, the Articles of Amendment and Restatement did not include an Article SIXTH, Section 4(n).

The Articles of Amendment and Restatement are hereby corrected to add the following as Article SIXTH, Section 4(n):

“n.  Conversion of Class B shares.  Class B shares of Common Stock (including fractional shares) may be subject to automatic conversion into Class A shares of Common Stock shares pursuant to the terms of the issuance of such shares as described in the Registration Statement.”

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1878464.2 2/20/2007 6:19 PM

IN WITNESS WHEREOF, on this 20th day of March, 2007, Templeton Growth Fund, Inc. has caused this Certificate of Correction to be signed and acknowledged in its name and on its behalf by its Senior Vice President and Chief Executive Officer – Finance and Administration, and attested to by its Secretary; and the Senior Vice President and Chief Executive Officer – Finance and Administration of Templeton Growth Fund, Inc. acknowledges that this Certificate of Correction is the act of Templeton Growth Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:                                                        TEMPLETON GROWTH FUND, INC.

/s/ROBERT C. ROSSELOT                                By: /s/JIMMY D. GAMBILL

Robert C. Rosselot, Secretary                             Jimmy D. Gambill, Senior Vice President

                                                                             and Chief Executive Officer – Finance

                                                                             and Administration